August 6, 2019

Jung-Son Chon
Chief Financial Officer
POSCO
POSCO Center, 440 Teheran-ro, Gangnam-gu
Seoul, Korea 06194

       Re: POSCO
           Form 20-F for the year ended December 31, 2018
           Filed on April 30, 2019
           File No. 001-13368

Dear Mr. Chon:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction